Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 11, 2022 with respect to the consolidated financial statements included in the Annual Report of Krispy Kreme, Inc. on Form 10-K for the year ended January 2, 2022. We consent to the incorporation by reference of said report in the Registration Statement of Krispy Kreme, Inc. on Form S-1 (File No. 333-256664).

/s/ GRANT THORNTON LLP

Denver, Colorado
March 11, 2022